EXHIBIT 10.2

January 3, 2006

Raymond J. Smets

965 Cole Place

Santa Clara, CA 95054

Dear Ray:

The Compensation Committee of the Board of Directors has approved the following provisions for severance payments and accelerated vesting of your stock option(s) that will take effect in the event that your employment terminates following certain changes in the control of Netopia, Inc. (the “Company”).

1. Definitions. For all purposes hereunder, the following terms shall be defined as specified below:

(a) The term “Change in Control” shall mean any transaction or series of related transactions (including but not limited to any merger, acquisition or other reorganization):

(i) in which the ownership of more than 50% of the voting power of the Company is transferred;

(ii) resulting in a sale, transfer or other disposition of a substantial quantity of the assets of the Company; or

(iii) resulting in the successful acquisition of thirty percent (30%) or more of the Company’s outstanding voting stock pursuant to a third-party tender or exchange offer.

(b) The term “Involuntary Termination” shall mean the termination of your employment with the Company:

(i) involuntarily upon your dismissal; or

(ii) voluntarily or involuntarily following (a) a change in your position with the Company which materially reduces your level of responsibility, (b) a reduction of at least 10% in your base compensation or at least 20% in your potential bonus compensation, or (c) a change in your place of employment to a county outside of Alameda, San Francisco or Contra Costa counties, provided and only if the change(s) or reduction(s) are effected without your written concurrence. For purposes of this subparagraph, a “change in your place of employment” shall be considered to have occurred if you are required to be present at a location outside of the identified counties (i) more than once per week if such location is in San Mateo, Marin or Santa Clara counties, or (ii) more than once per month if such location is anywhere else.

(c) The term “Termination for Cause” shall mean an Involuntary Termination effected by reason of your having engaged in fraud, acts of dishonesty or in any other illegal or intentional misconduct adversely affecting the business or reputation of the Company in a material manner.

2. Severance Payments and Accelerated Vesting of Shares. Should there occur any Involuntary Termination, other than a Termination for Cause, within twelve (12) months following a Change in Control of the Company, then:

(a) Commencing on the effective date of such Involuntary Termination, you will receive six (6) consecutive monthly payments, each equal to your base monthly salary in effect immediately prior to such Involuntary Termination, along with all other benefits allowed by applicable law, including without limitation medical benefits (subject to all applicable deductibles and co-payments), life insurance and car allowances. In addition, you will receive your full target bonus for the fiscal year in which the Involuntary Termination occurred, prorated to the effective date of the Involuntary Termination. These amounts shall be subject to all applicable local, state and federal withholding.

(b) Any stock option(s) held by you at the time of the Involuntary Termination shall, as of the effective date of the Involuntary Termination, immediately vest and become exercisable by an additional twelve (12) months of vesting, up to the maximum vested amount of such grant(s).

3. Certain Conditions. In the event that you are notified prior to an imminent Change of Control, or thereafter, that you may experience an Involuntary Termination at some future date within the period following a Change of Control specified in Section 2, your right to receive the benefits described above shall be expressly subject to your continuing full time attendance at the Company or other designated location and your full and complete cooperation and attention in carrying out the duties assigned to you, in the sole reasonable discretion of the President of the Company or his designee. Further, your right to continue to receive the salary continuation payments described in Section 2 (a) will terminate if it is determined by the Company that you are making disparaging or defamatory remarks regarding the Company, any parent or subsidiary company, any successor company, or any officer or director of any of them.

4. No Employment or Service Contract. Nothing in this Agreement shall confer upon you any right to continue in the service of the Company for any period of specific duration or interfere with or otherwise restrict in any way your right or the right of the Company to terminate your employment at any time for any reason whatsoever, with or without cause.

5. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity or successor party resulting from the Change in Control) and shall be construed and interpreted under the internal laws of the State of California. This Agreement shall not be assignable by you under any circumstances. If for any reason, any provision or partial provision of this Agreement is held invalid, such invalidity shall not affect the remainder of said provision or any other provision of this Agreement not held so invalid, and each such other provision, or portion thereof, shall, to the full extent consistent with law, continue in full force and effect. This Agreement supersedes all prior agreements, written or oral, between you and the Company relating to the subject matter hereof; provided that in the event of any conflict between any specific term or condition contained in your signed offer letter and this letter, the signed offer letter will control. This Agreement may not be changed in any respect except by a written agreement signed by both you and the President and Chief Executive Officer of Netopia.

Please indicate your acceptance of the foregoing by signing both copies of this letter in the space indicated below and returning one signed copy to the Company. The other copy is for your records.

Sincerely,

/s/ Alan B. Lefkof
Alan B. Lefkof
President and CEO

Accepted and agreed to:

/s/ Raymond J. Smets
Raymond J. Smets